Consent of Independent Registered Public Accounting Firm

MSB Financial Corp.

Millington, New Jersey

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 3, 2015, relating to the consolidated financial statements of MSB Financial Corp., which are contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Woodbridge, New Jersey

March 6, 2015